UTZ BRANDS, INC.
Insider Trading Policy
Effective August 28, 2020;
Amended November 10, 2023
This Insider Trading Policy (as amended, the “Policy”) provides guidelines with respect to transactions in the securities of Utz Brands, Inc., a Delaware corporation (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business (collectively, the “Covered Companies”).

A.Purpose of Policy
The Company’s Board of Directors (“Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information about that company to other persons who may trade on the basis of that information. This Policy is also intended, in part, to further the Company’s obligations as a “control person” under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, which include acting in good faith and avoiding directly or indirectly inducing the act or acts of violation or cause of action with respect to certain insider trading laws.

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company or any other Covered Company may, directly, or indirectly through Family Members or other Controlled Entities (each defined below):

1.Engage in transactions in Company Securities (defined below), except as otherwise specified in this Policy under the headings: “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities (defined below);
3.Disclose material nonpublic information relating to the Company or any other Covered Company to persons (i) within the Company whose jobs do not require them to have that information, or (ii) outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms (any such disclosure to persons included in clauses (i) and (ii) are referred to herein as a “tip”), unless any such disclosure is specifically authorized by the Company’s compliance officer (the “Compliance Officer”) and/or made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company or any other Covered Company;
4.Trade in the securities of any Covered Company (whether as a vendor, customer, supplier of the Company or otherwise), where the director, officer or other employee of the Company has learned material nonpublic information about that Covered Company through their work with the Company; or
5.Assist anyone engaged in the above activities.
B.Persons Subject to the Policy
This Policy applies to (i) all officers of the Company and its subsidiaries, (ii) all members of the Board,
(iii)all of the employees of the Company and its subsidiaries and (iv) their respective family members,

other members of such person’s household and entities controlled by such person covered by this Policy (as described below). This Policy also imposes special additional trading restrictions that apply to (i) all members of the Company’s Board, (ii) all executive officers of the Company (together with the members of the Company’s Board of Directors, the “Company Insiders”) as listed on Schedule B hereto (as shall be updated from time to time in accordance with this Policy), (iii) any of the employees listed on Schedule A hereto (as such shall be updated from time-to-time in accordance with this Policy), and
(iv)certain other employees that the Company may designate from time to time as “Covered Persons” due to their title or position, responsibilities or their actual or potential access to material information including, but not limited, to contractors or consultants (collectively, with (i), (ii) and (iii), the “Covered Persons”). Such restrictions also apply to each Covered Person’s family members, other members of the Covered Persons’ household and entities controlled by a Covered Person.
1.Family Member: This Policy further applies to the family members who reside with persons covered by this Policy (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company Securities (as defined below) are directed by them or are subject to their influence or control, such as parents or children who consult with them before they trade in Company Securities (as defined below) (collectively referred to as “Family Members”). The persons covered by this Policy are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the persons covered by this Policy before they trade in Company Securities (as defined below). The persons covered by this policy should treat all such transactions by Family Members for the purposes of this Policy and applicable securities laws as if the transactions were for their own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to persons covered by this Policy or their Family Members.

2.Entities that are Influenced or Controlled by Persons Subject to this Policy: This Policy also applies to any entities that persons covered by this Policy influence or control, including but not limited to, any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”),1 and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for their own account.

Please note that a person may be in possession of material nonpublic information even following termination of their relationship (such as employment, directorship or consultancy) with the Company. Such persons should presume that this Policy applies to them for a minimum of six months following termination of their Company relationship, and longer in the event that they continue to be in possession of material nonpublic information beyond six months.

C.Transactions Subject to the Policy
This Policy applies to all trading and other transactions by the persons subject to this Policy (i) in the Company’s securities, including the Company’s Class A Common Stock (“Common Stock”), Class V Common Stock, options to purchase Common Stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well
1 Unless otherwise determined by the Board of Directors of the Company, the following are considered Controlled Entities for purposes of this Policy: (i) CC Capital Partners, LLC or any of its controlled “affiliates” (as the term is defined in Section 12b-2 of the Exchange Act); and (ii) Series U of UM Partners LLC and Series R of UM Partners LLC and their respective affiliates (as the term is defined in Section 12b-2 of the Exchange Act).

as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively referred to in this Policy as “Company Securities”) and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used non-public information obtained while working for the Company.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. For compliance purposes, a person should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that the person has reason to believe is material and nonpublic. If there are any questions, please check with the Compliance Officer.

No transaction, even if permitted under this Policy, will be permissible if it conflicts with or is impermissible under the LLC Agreement and/or the Investor Rights Agreement as those terms are defined in the Business Combination Agreement, dated as of June 5, 2020, by and among Collier Creek Holdings, Utz Brands Holdings, LLC and certain owners of the Company, as then amended.

D.Individual Responsibility
Each person subject to this Policy has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each person subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each person is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed in this Policy, also comply with this Policy. In all cases, the responsibility for determining whether a person is in possession of material nonpublic information rests with that person and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws.
A person may be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
E.Administration of the Policy
The Company’s Executive Vice President, General Counsel and Corporate Secretary shall serve as the Company’s Compliance Officer for the purposes of this Policy, and in his/her absence, the Company’s Executive Vice President & Chief Operating Officer or another employee designated by the Nominating and Corporate Governance Committee (the “Committee”) of the Board shall be responsible for administration of this Policy. The duties of the Compliance Officer include, but are not limited to, the following: (i) assisting with implementation and enforcement of this Policy; (ii) circulating this Policy to all current and new directors, officers and employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; (iii) maintaining the accuracy of and periodically updating the list of Covered Persons listed on Schedule A; (iv) pre-clearing as required under this Policy; (v) reviewing and, as appropriate, providing approval of any Rule 10b5-1 plans and any prohibited transactions as required under this Policy; (vi) providing a reporting system with an effective whistleblower protection mechanism; and (vii) assisting, as requested, in the preparation and filing of Section 16 reports for Section 16 reporting persons. Subject to determinations made by the Board or the Committee, all determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
F.Definition of Material Nonpublic Information
1.Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, examples of the types of information that could be regarded as material, if significant in amount or impact on the Company, its business or its future operations, are as follows:
a.Projections of future earnings or losses, or other earnings guidance;
b.Changes to previously announced, or the decision to suspend, earnings guidance;
c.A pending or proposed merger, acquisition, tender offer, divestiture, recapitalization or licensing arrangement;
d.A pending or proposed acquisition or disposition of a significant asset;
e.A pending or proposed joint venture;
f.A Company restructuring;
g.Significant related party transactions;
h.A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
i.Bank borrowings or other financing transactions out of the ordinary course;
j.The establishment of a repurchase program for Company Securities;
k.A change in the Company’s pricing or cost structure;
l.Major marketing changes;
m.A change in management or the Board;
n.A change in auditors or notification that the auditor’s reports may no longer be relied upon;
o.Development of a significant new product, process or service;
p.Pending or threatened significant litigation, or the resolution of such litigation;
q.A significant write-down in assets or increase in reserves;
r.Impending bankruptcy or the existence of severe liquidity problems;
s.Changes in debt ratings;
t.The gain or loss of a significant distribution methods or supplier;
u.A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
v.Developments regarding significant government agency investigations; or
w.The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event (such as a merger, material acquisition or introduction of a materially significant new product), the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, presume it is material or consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.
2.When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website or any other means that constitutes “dissemination” under Regulation FD. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until 48 hours after the information is released. If, for example, the Company were to make an announcement on a Monday at 5:30pm (Eastern), a person should not trade in Company Securities until Wednesday at 5:30pm (Eastern). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. As with questions of materiality, if a person is not sure whether information is considered public, they should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.
G.Trading Restrictions.

Quarterly Trading Restrictions. The persons designated as Covered Persons, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning at the close of market 15 days prior to the end of each fiscal quarter and ending 48 hours following the public release of the Company’s earnings results for that fiscal quarter or fiscal year, as applicable. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning 48 hours following the public release of the Company’s quarterly earnings and ending at midnight (eastern) on 16th day prior to the close of the next fiscal quarter. Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event- specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if a person has not been designated by the Compliance Officer as a person who should not trade due to an event- specific restriction, the person should not trade while aware of material nonpublic information.
Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described below. Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to Approved Rule 10b5-1 Plans (defined below), described under the heading “Rule 10b5-1 Plans” below.

H.Exceptions to the Policy:
This Policy does not apply to the circumstances listed below, meaning that Covered Persons and other persons subject to an event-specific trading restriction can engage in the below activities without regarding to the timing of an Window Period/Blackout Period and without regard to possession of material non-public information.
1.Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock Awards, Restricted Stock Unit Awards and Performance Stock Unit Awards. This Policy does not apply to the vesting of restricted stock, restricted stock unit awards, performance stock unit awards or similar awards, or the exercise of a tax withholding right pursuant to which a person may elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of shares of the Company’s stock, including sale of stock to satisfy any tax withholding.
3.Employee Stock Purchase Plan (“ESPP”). With respect to the Company’s ESPP, this Policy will apply to a person’s initial investment decision and/or changes in their ESPP elections (i.e., changes in their then lump sum contribution or the periodic amount that they contribute to the ESPP), provided that the Compliance Officer has the authority under this Policy to explicitly permit initial investment decisions or changes in elections to occur outside a Window Period in their reasonable judgment. That is to say that an initial election to participate in the ESPP as well as subsequent changes to the elections made under the ESPP, should be made if at all possible (i) upon the initial adoption of the ESPP; (ii) upon a new employee being hired as part of their on-boarding procedures and/or (iii) during a Window Period under this Policy. Once their initial election to participate is made under the ESPP in accordance with this Policy, this Policy does not apply to purchases of Company Securities in a Company sponsored ESPP resulting from their periodic contribution of money to the ESPP pursuant to the election they made that was done in accordance with this Policy. This Policy also does not apply to purchases of Company Securities resulting from on- going continued contributions or lump sum contributions to the ESPP, provided that the person elected to participate by selecting the same on-going contribution or lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to the person’s sales of Company Securities purchased pursuant to the ESPP.
4.Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a Blackout Period. Notwithstanding the foregoing, Company Insiders and other persons subject to Section 16 of the Exchange Act shall be obligated to report any bona fide gifts on Form 4 or Form 5, as applicable pursuant to Rule 16a-3(g)(1).
5.Transactions in Mutual Funds. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
6.Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5- 1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the proposed trading plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.
For any proposed Rule 10b5-1 Plan to be entered into by a Covered Person to comply with this Policy, such Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the following general guidelines (each, an “Approved Rule 10b5-1 Plan”):
a.it has been reviewed and approved by the Compliance Officer at least five business days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five business days in advance of being entered into);
b.it provides that no trades may occur thereunder until expiration of the applicable cooling- off period specified in Rule 10b5-1(c)(1)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person requesting approval. For directors and officers (as defined in Rule 16a-1(f) under the Exchange Act), the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the Rule 10b5-1 plan. This required cooling-off period will apply to the entry into a new Rule 10b5- 1 plan and any revision or modification of a Rule 10b5-1 plan;
c.it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not aware of or in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the Rule 10b5-1 plan must include representations by the Covered Person certifying to that effect;
d.it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
e.it is the only outstanding Approved Rule 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(1)(ii)(D)).
No Approved Rule 10b5-1 Plan may be adopted during a Blackout Period.
Any person who is considering entering into or modifying or terminating a Rule 10b5-1 Plan, should consult their own legal and tax advisors before entering into, or modifying or terminating,

an Approved Rule 10b5-1 Plan. Such persons may also ask questions regarding 10b5-1 Plans of the Compliance Officer. A trading plan, contract, instruction or arrangement adopted by a Covered Person will not qualify as an Approved Rule 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.
For the avoidance of doubt, notwithstanding the pre-clearance procedures set forth in this Policy or the approval of a Rule 10b5-1 Plan, Company Insiders remain obligated to file Forms 3, 4 and 5 under Section 16 of the Exchange Act in connection with most sales, purchases, bona fide gifts or certain other transactions in Company Securities. If any questions arise, such Company Insider should consult with their own counsel in connection with any transaction, including pursuant to an Approved Rule 10b5-1 Plan.

I.Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:
1.Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, persons subject to this Policy who purchase Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
2.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
3.    Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person covered by this Policy is trading based on material nonpublic information and focus such person’s attention on short- term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
4.    Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a person covered by this Policy to continue to own Company Securities obtained through employee incentive plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company prohibits persons covered by this Policy from engaging in such transactions as it relates to any Company Securities (including those obtained through employee incentive plans) held (i) directly by such directors, officers or employees and (ii) indirectly (including by Controlled Entities) by such directors, officers or employees, including by Family Members.
5.    Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons covered by this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”). Notwithstanding the forgoing, the Compliance Officer may provide persons subject to this Policy the ability to pledge Company Securities in cases deemed appropriate by the Compliance Officer and under conditions deemed appropriate by the Compliance Officer. The ability to pledge Company Securities in these instances may only be provided by the Compliance Officer in a specific written indication of permissibility hereunder.

In addition, persons covered by this Policy and Controlled Entities may use Company Securities as collateral (“Pledged Company Securities”) for a non-margin account loan2, if the following conditions are met:
a.the loan-to-value ratio is 20% or less (i.e., the ratio of the value of Pledged Company Securities based on the market value of the Pledged Company Securities as of the date of the pledge to the outstanding amount under such non-margin account loan as of the date of the pledge, is at least 5:1);
b.such person subject to this Policy submits a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge of Pledged Company Securities; and in its request the person subject to this Policy, shall:
i.enclose copies of the documents evidencing the proposed pledge of Pledged Company Securities, which governing documents must provide such person with the opportunity to substitute or provide additional collateral or to repay the loan before the Pledged Company Securities may be transferred to the secured party or any other person; and
ii.undertake to provide proof to the Company (in form and manner satisfactory to the Compliance Officer and the Company) (i) that the pledgor maintains adequate financial capacity to repay the loan or cover call on collateral, as applicable, without resort to the pledged Company Securities and/or (ii) that the pledgor can substitute or provide additional collateral or repay the loan in the event of a borrower default, at a time when such person is aware of material information or otherwise is not permitted to trade Company Securities due to a Blackout Period. The above is not meant to restrict the rehypothecation or lending of securities held in a brokerage account provided that the securities are permitted to be held in such account in accordance with this Policy.
It being understood if these conditions are met, then the Compliance Officer would permit
2 For the purposes of this Policy a “non-margin” account means no proceeds from such loan either directly or indirectly can be used for the purchase of securities such a loan transaction.

6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person covered by this Policy is in possession of material nonpublic information or otherwise is not permitted to trade in Company Securities. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Pre-Clearance Procedures Applicable to Covered Person.”

J.Additional Pre-Clearance Procedures Applicable to Schedule B Covered Persons
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to Schedule B Pre-Clearance Covered Persons, as well as the Family Members and Controlled Entities of such persons, since such persons are likely to obtain material nonpublic information regularly.
The persons designated by this Policy or the Compliance Officer as being Schedule B Pre-Clearance Covered Persons, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether they have affected any non-exempt “opposite- way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
The Compliance Officer may specify any reasonable procedures for pre-clearing transactions and may as part of those procedures require that pre-cleared “trades” must be effected within a specific period of time, such as within five business days of receipt of pre-clearance unless an exception is granted. Transactions not effected within the time limit would be subject to pre-clearance again.

K.Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the persons who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, a person’s failure to comply with this Policy may subject the person to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage their career.

L.Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Theresa Shea, the Compliance Officer, who can be reached at tshea@utzsnacks.com or at 312.933.9348.

Schedule A
Company Insiders*
Last Updated: November 10, 2023
Board of Directors

Board Member	Title/Role
Dylan Lissette	Chairperson; Director
Roger Deromedi	Lead Independent Director
John Altmeyer	Director; Chair, Nominating & Corporate Governance Committee
Timothy Brown	Director
Christina Choi	Director
Antonio Fernandez	Director
Howard Friedman	Director; CEO
Jason Giordano	Director; Chair, Compensation Committee
B. John Lindeman	Director
Michael Rice	Director; Chairman Emeritus; Special Advisor
Craig Steeneck	Director; Chair, Audit Committee
Pamela Stewart	Director

Associates

Section 16 Officer Associates	Title
Jennifer Bentz	EVP, Insights, Innovation and Marketing Services
Cary Devore	EVP, Chief Operating Officer
Ajay Kataria	EVP, Chief Financial Officer
Shannan Redcay	EVP, Manufacturing
Mark Schreiber	EVP, Sales & Chief Customer Officer
Theresa Shea	EVP, General Counsel & Corporate Secretary
James Sponaugle	EVP, Chief People Officer
Chad Whyte	EVP, Supply Chain
Eric Aumen	SVP, Chief Accounting Officer
Other Insider Associates	Title
Sarah Abbott	Executive Assistant
Mike Aicklen	Head of Walmart Inc. – North America Sales
Richard Canavan	Sr. Analyst, Finance Planning & Analysis
Jamie Despines	Director, Accounting Operations
Matt George	Director, Supply Chain Finance
Jonathan Grant	Manager, Supply Chain Finance
Zhenya Korkina	SVP, Revenue Management & Trade Marketing
Josh Krebs	Treasury Manager
Evan LeMay	Director, Corporate Development
Steven Liantonio	SVP, National Sales Operations
Satyaki Lodh	SVP, Chief Information Officer
Christine Marshall	Sr. Manager, Supply Chain Finance
Brian Massar	SVP, Finance
Tim Morris	VP, Supply Chain Finance
Casi Brough Murren	VP, Financial Planning & Analysis

Mark Novis	SVP, Tax and Treasury
Sherry Oakes	Director, Supply Chain Finance
Kevin Powers	SVP, Investor Relations
Melissa Redigan	VP, Finance Transformation
Eric Rife	Director, Tax
Ronald Schnur	SVP, Head of Procurement
Fernando Smolensky	VP, Operations Analytics
Lindsey Stillwell	Senior Counsel
Jeremy Stuart	SVP, Large Format
Ryan Tewey	Sr. Director, Accounting
Ronald Woolsey	SVP, National Sales Operations
Christine Yealy	Director, Legal Operations

*This list may be updated from time-to-time by the Compliance Officer to take into account changes in personnel, changes in titles, roles or other events, including adding or removing individuals from this schedule. It is also the case that if an Associate is notified by the Compliance Officer that he or she is covered by this Policy, he or she will be bound by the Policy upon the delivery of such notice which shall include a then current copy of the Policy. That applicability will be regardless of whether such person is added to this Schedule A. At all times, the Company's Board of Directors and its Section 16 Officers (i.e., those defined as officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) shall be governed by this Policy. All other Associates of the Company or its subsidiaries will be required to adhere to the Company's general prohibitions on illegal trading, use of confidential information and insider trading set forth in the Company's Code of Business Conduct and Ethics and other policies.

Schedule B
Pre-Clearance Covered Persons Last Updated: November 10, 2023

Board Member	Title/Role
Dylan Lissette	Chairperson; Director
Roger Deromedi	Lead Independent Director
John Altmeyer	Director; Chair, Nominating and Corporate Governance Committee
Timothy Brown	Director
Christina Choi	Director
Antonio Fernandez	Director
Howard Friedman	Director; CEO
Jason Giordano	Director; Chair, Compensation Committee
B. John Lindeman	Director
Michael Rice	Director; Chairman Emeritus; Special Advisor
Craig Steeneck	Director; Chair, Audit Committee
Pamela Stewart	Director

Officer	Title
Jennifer Bentz	EVP, Insights, Innovation and Marketing Services
Cary Devore	EVP, Chief Operating Officer
Ajay Kataria	EVP, Chief Financial Officer
Shannan Redcay	EVP, Manufacturing
Mark Schreiber	EVP, Sales & Chief Customer Officer
Theresa Shea	EVP, General Counsel & Corporate Secretary
James Sponaugle	EVP, Chief People Officer
Chad Whyte	EVP, Supply Chain
Eric Aumen	SVP, Chief Accounting Officer